EXHIBIT 11
                           ILLUMINET HOLDINGS, INC.

Computation of Earnings Per Share

                              Three Months Ended         Nine months Ended
                                 September 30,             September 30,
                              1997         1996          1997         1996
                              -----------------          -----------------

Primary:

Average common shares
outstanding                 5,287,478     5,161,152    5,278,504     4,847,019
                            =========     =========    =========     =========

Net income                 $2,455,906    $2,137,657   $5,771,942    $2,646,154
                            =========      ========    =========     =========

Per share amount           $     0.46     $    0.41   $     1.09    $     0.55
                            =========      ========    =========     =========

Fully diluted:

Primary average common
   shares outstanding       5,287,478     5,161,152    5,278,504     4,847,019
Assumed conversion of
   ILLUMINET 7.5%
   Debentures                 882,853       941,990      901,775       739,060
Assumed conversion of
   ILLUMINET Series A
   Preferred Stock            219,262        22,770      222,519        17,784
                            ---------     ---------    ---------     ---------
Totals                      6,389,593     6,125,912    6,402,798     5,603,863
                            =========     =========    =========     =========

Net income                 $2,455,906    $2,137,657   $5,771,942    $2,646,154
Add ILLUMINET 7.5%
   Debenture interest,
   net of federal
   income tax effect          127,070       171,000      387,543       443,000
                            ---------     ---------   ----------      --------

Totals                     $2,582,976    $2,308,657   $6,159,485  $  3,089,154
                            =========     =========    =========     =========

Per share amount           $     0.40    $     0.38   $     0.96    $     0.55
                            =========     =========    =========     =========